                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     CROSS-CONTINENT AUTO RETAILERS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                     CROSS-CONTINENT AUTO RETAILERS, INC.
                           1201 SOUTH TAYLOR STREET
                             AMARILLO, TEXAS 79101

                             ____________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 13, 1997

                             ____________________


     Notice is Hereby Given that the Annual Meeting of Stockholders of Cross-Continent Auto Retailers, Inc. (the "Company") will be held on Tuesday, May 13, 1992, at 3:00 p.m., local time, at the Hotel Crescent Court, Gallery Ballroom, 400 Crescent Court, Dallas, Texas 75201, for the following purposes:

     (1)  To elect two (2) Class I directors to the Board of Directors; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 4, 1997 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

     Your attention is directed to the Proxy Statement submitted with this Notice.

                                    By order of the Board of Directors

                                    Charles D. Winton
                                    Secretary

Amarillo, Texas
April 11, 1997

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                     CROSS-CONTINENT AUTO RETAILERS, INC.
                            1201 SOUTH TAYLOR STREET
                             AMARILLO, TEXAS 79101

                           _________________________

                                PROXY STATEMENT
                           _________________________


     The proxy enclosed with this statement is solicited by the Board of Directors of Cross-Continent Auto Retailers, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, May 13, 1992, at 3:00 p.m., local time, at the Hotel Crescent Court, Gallery Ballroom, 400 Crescent Court, Dallas, Texas 75201, and any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted as directed at the meeting and any adjournment thereof or, if no direction is indicated, such shares will be voted in favor of the proposal set forth in the notice attached hereto. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking such proxy or (ii) a duly executed proxy bearing a later date. Furthermore, if a stockholder attends the meeting and elects to vote in person, any previously executed proxy is thereby revoked. This proxy statement and the annual report are first being mailed to the Company's stockholders on or about April 11, 1997.

     Only stockholders of record as of the close of business on April 4, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 13,800,000 shares of common stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote. No cumulative voting rights are authorized, and appraisal rights for dissenting stockholders are not applicable to the matters being proposed.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. The Company's Bylaws provide that a quorum is present if the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a matter are present in person or represented by proxy at the meeting. Abstentions will be counted as present in determining whether a quorum requirement is satisfied. On routine matters, brokers who hold customer shares in "street name," but have not timely received voting instructions from such customers, have discretion to vote such shares. Since the matter to be voted upon at the Annual Meeting is routine, the presence of such shares will be included in determining a quorum.

     Under Delaware law and the Company's Bylaws, the "Election of Directors" proposal must receive a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, abstentions have the same effect as votes "against" this proposal.

                       PROPOSAL 1--ELECTION OF DIRECTORS

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board of Directors of the Company (the "Board of Directors") is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of each of Robert W. Hall and John W. Gaines, the present Class I directors, expires at the Annual Meeting. Mr. Hall was elected as a director at the initial organizational meeting of stockholders in 1996, and Mr. Gaines was appointed a director by the Board of Directors on November 21, 1996.

     Management of the Company and the Board of Directors of the Company recommend the election of the nominees listed below as Class I Directors, to hold office until the annual meeting of stockholders in 2000 and until their successors are elected and qualified or until their earlier resignation or removal.

     The Board of Directors has no reason to believe that either Mr. Hall or Mr. Gaines will not be available for election as a Class I Director. However, if at the time of the Annual Meeting either of them is unable or declines to serve, the persons named in the proxy will vote on such substitute nominees, vote to allow the vacancy created thereby to remain open until filled by the Board of Directors or vote to reduce the number of directors for the ensuing year, as the Board of Directors recommends. In no event, however, can the proxy be voted to elect more than two Class I directors. The election of the nominees to the Board of Directors requires the affirmative vote of a plurality of the shares held by stockholders present at the Annual Meeting in person or by proxy.

     Set forth below, as to each of Messrs. Hall and Gaines and each of the Class II and Class III directors, are his age, the year in which such nominee or Class II or Class III director was first elected or appointed a director, a brief description of such individual's principal occupation and business experience during the past five years, directorships of certain companies presently held by such person, and certain other information, which information has been furnished by the respective individuals.

                         NOMINEES FOR CLASS I DIRECTORS
                         ------------------------------

                    TERM EXPIRES AT THE 2000 ANNUAL MEETING

JOHN W. GAINES                          DIRECTOR SINCE NOVEMBER 21, 1996

 Mr. Gaines, 36, has been the Vice President-Finance of the Company since June 1996. From February 1992 to that time, Mr. Gaines was employed by Gilliland Group Family Partnership ("GGFP") as the coordinator of projects and systems for the Company's dealerships. Mr. Gaines was the Controller for the Amarillo National Bank in Amarillo, Texas, from 1983 to 1992.

ROBERT W. HALL                          DIRECTOR SINCE MAY 16, 1996

 Mr. Hall, 39, has been the Senior Vice Chairman and Treasurer and a Director of the Company since the Company's formation. Mr. Hall currently is, and since the acquisition of the Company's dealerships by GGFP has been, a director and the treasurer of each of the dealerships. Since 1988, Mr. Hall has been a partner of GGFP. Mr. Hall is the son-in-law of Bill A. Gilliland, the Chairman and Chief Executive Officer and a Director of the Company.

                        DIRECTORS CONTINUING IN OFFICE
                        ------------------------------

              CLASS II - TERM EXPIRES AT THE 1998 ANNUAL MEETING

JOHN H. MARMADUKE                       DIRECTOR SINCE NOVEMBER 21, 1996

Mr. Marmaduke, 49, was appointed a Director of the Company at the November 21, 1996 Board of Directors meeting. Since 1976, Mr. Marmaduke has served as President and Chief Executive Officer of Hastings Entertainment, Inc., which owns a chain of 111 stores selling books, records and videos.

JAMES F. PURSER                         DIRECTOR SINCE MARCH 10, 1997

Mr. Purser, 46, joined the Company as Chief Financial Officer effective March 8, 1997, and was appointed to the Company's Board of Directors on March 10, 1997. Mr. Purser joined the Company from Atmos Energy Corporation ("Atmos"), a New York Stock Exchange-listed, gas distribution company based in Dallas, Texas, where he was Executive Vice President and Chief Financial Officer from 1989 until he joined the Company. Mr. Purser joined Atmos in September 1986.

              CLASS III - TERM EXPIRES AT THE 1999 ANNUAL MEETING

BILL A. GILLILAND                       DIRECTOR SINCE MAY 16, 1996

Bill A. Gilliland, 59, has been the Chairman and Chief Executive Officer and a Director of the Company since its formation. Since 1987, Mr. Gilliland has been the Managing Partner of GGFP, which prior to June 1996 owned a majority interest in the Company's dealerships. Mr. Gilliland currently is, and since their acquisition by GGFP has been, a director and the president of each of the Company's dealerships.

ROBERT F. GREEN                         DIRECTOR SINCE NOVEMBER 21, 1996

Robert F. Green, 54, was appointed a Director of the Company at the November 21, 1996 Board of Directors meeting. Mr. Green is a private investor and retired commercial banker. From 1978 until his retirement in 1991, Mr. Green served as Senior Vice President for Amarillo National Bank, Amarillo, Texas.

EMMETT M. RICE, JR.                     DIRECTOR SINCE MAY 16, 1996

Emmett M. Rice, Jr., 39, has been the Senior Vice President and Chief Operating Officer and a Director of the Company since its formation. Mr. Rice currently is, and since their acquisition by GGFP has been, a director and the vice president of each of the Company's dealerships. Mr. Rice has worked in and managed certain of the Company's dealerships for over 13 years.

OPERATION OF THE BOARD OF DIRECTORS

     The Company has a Compensation Committee of the Board of Directors (the "Compensation Committee") that was formed in November 1996, but did not meet in 1996. The Compensation Committee is currently composed of Messrs. Gilliland, Hall, Rice, Green and Marmaduke. The Compensation Committee is responsible for establishing and administering the overall compensation policies and determining compensation matters applicable to the Company's senior management and other key officers. The Compensation Committee may exercise such additional authority as may be prescribed from time to time by the Board of the Directors.

     The Audit Committee of the Board of Directors is currently composed of Messrs. Green and Marmaduke. The Audit Committee was formed in November 1996, but did not meet in 1996. The Audit Committee is responsible for meeting with the Company's auditors at least annually to review the Company's financial statements and internal accounting controls. The Audit Committee will also be responsible for submitting recommendations to the Board of Directors regarding the Company's internal accounting controls and may exercise such additional authority as may be prescribed from time to time by the Board of Directors.

     The Company does not have a nominating committee.

     During 1996, there was one meeting of the Board of Directors. The Board of Directors took action during 1996 pursuant to 9 unanimous written consents without meetings.

DIRECTORS' COMPENSATION AND EXPENSES

     The Company pays each of its non-employee directors an annual retainer of $10,000 and a fee of $1,000 for each Board of Directors meeting. The Company also reimburses each director for out-of-pocket expenses associated with each Board of Directors or committee meeting attended.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1.

OTHER OFFICERS

     Set forth below as to the "named executive officer" (as defined under "Executive Compensation--Summary Compensation Table") and certain significant employees of the Company who are not members of the Board of Directors is his age, a brief description of his principal occupation and business experience during the past five years, and certain other information, which information has been furnished by the respective individuals.

        Thomas A. Corchado, 38, has been Vice President--Fixed Operations of the Company since June 1996. From June 1993 to that time, Mr. Corchado was employed by GGFP, where he supervised the parts and service operations of the Company's dealerships. From June 1990 to May 1993, Mr. Corchado was a senior consultant at Automotive Service Consultants .

        Benjamin J. Quattrone, 32, has been the Vice President--Dealer Operations of the Company since June 1996. In addition, since July 15, 1996, Mr. Quattrone has served as the General Manager of Westgate Chevrolet, Inc. From June 1995 to June 1996, Mr. Quattrone was employed as the Management/Dealer Trainee of the Company's Quality Nissan Dealership. From February to June 1995, Mr. Quattrone was the general manager of Huntsville Chevrolet--Nissan in Huntsville, Texas. Mr. Quattrone was the District Sales Manager with the Chevrolet Motor Division of General Motors from August 1989 to February 1995.

        Charles D. Winton, 34, has been a Vice President, the Chief Accounting Officer and the Secretary of the Company since its formation. Mr. Winton currently is, and since June 1995 has been, the secretary of the Company's Texas-based dealerships. From 1993 to June 1995, Mr. Winton was Vice President of Accounting and Taxes for Sims-Plummer Financial Services. From 1990 to 1993, Mr. Winton was a supervisor with George B. Jones & Company, an accounting firm serving franchised auto dealers.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

Report of the Board of Directors Regarding Compensation

        During 1996, the Board of Directors was responsible for establishing and administering the overall compensation policies and determining compensation matters applicable to the Company's senior management and other key officers. The Board of Directors' overall executive compensation policy was to offer the Company's senior management and other key officers competitive compensation based upon personal performance, the performance of the Company and the individual's contribution to that performance, with the goal of attracting, motivating and retaining qualified executives integral to the overall success of the Company. The key elements of executive compensation in 1996 were base salary, annual incentives and long-term incentives in the form of stock options.

        Base Salary. The base salary for each executive officer was based primarily on personal performance and the salary levels in effect for comparable positions with the Company's principal competitors. The Company used no set formula in making these determinations and may afford different weight to different factors from time to time for each executive officer. The Board of Directors established the 1996 base salary for its executive officers.

        Annual Incentives. Although the Company does not have a formal bonus plan, the Board of Directors determined incentive awards for executive officers from time to time based on individual performance and Company performance. Specific performance goals of each executive were determined in discussions between the executive and other members of senior management. Generally, these goals were not specific regarding financial performance.

        Stock-Based Incentive Compensation. Stock options are considered long-term incentives and are designed to align the interests of the Company's executive officers with those of the stockholders. Typically, each grant of stock options under the Company's 1996 Amended and Restated Stock Option Plan (the "Stock Option Plan") allows the grantee to acquire shares of Common Stock at a fixed price over a period of time. In many cases, the option vests in periodic installments subject to the continued employment of the executive. Accordingly, the option provides value to the executive only if the value of the Common Stock increases over time and, in many cases, only if the executive remains in the Company's employ.

Deductibility of Compensation

        The Board of Directors has reviewed the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the chief executive officer and other named executive officers (as defined under "Executive Compensation--Summary Compensation Table"). It is the policy of the Company to attempt to have its executive compensation plans treated as tax deductible compensation wherever, in the judgment of the Board of Directors, to do so would be consistent with the objectives of that compensation plan.

Chief Executive Officer Compensation

        The base salary of Bill A. Gilliland, the Company's Chairman and Chief Executive Officer, was increased from $114,000 in 1995 to $300,000 (on an annual basis) effective July 1996. Mr. Gilliland's base salary was based on a comparison to the compensation of officers in similar positions at the Company's principal competitors, taking into consideration the Company's performance, the accomplishment of Mr. Gilliland's goals and objectives and his contributions to the Company. When Mr. Gilliland's compensation was determined in July 1996, it was assumed that he would play an integral role in the Company's initial public offering (the "Initial Public Offering") and in the pursuit of acquisition candidates. The Initial Public Offering was completed in September 1996 due in large part to Mr. Gilliland's efforts. In addition, upon completion of the Initial Public Offering, the Company acquired a large automobile dealership and since that time has entered into agreements to acquire two additional automobile dealership businesses. Mr. Gilliland has helped identify these acquisition prospects and negotiate the terms of these transactions. In light of Mr. Gilliland's direct ownership of approximately 35.5% of the Common Stock issued and outstanding, the Company has determined that it is not necessary at this time to award stock options to Mr. Gilliland, as his interest as a stockholder of the Company already provides him with the incentive intended by the granting of stock options and as more options will therefore be available to grant to other members of senior management and other personnel of the Company.

        The foregoing report has been submitted by the undersigned in our capacity as members of the Board of Directors.

                                                          Bill A. Gilliland
                                                          Robert W. Hall
                                                          Ezra P. Mager
                                                          Emmett M. Rice, Jr.
                                                          Robert F. Green
                                                          John H. Marmaduke

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION REGARDING COMPENSATION

        Mr. Gilliland was, during 1996, and is the Company's Chairman and Chief Executive Officer. Mr. Hall is the Senior Vice Chairman of the Company, and Mr. Rice is the Senior Vice President and Chief Operating Officer of the Company. Messrs. Hall and Rice also held those positions during 1996. Ezra P. Mager was, during 1996, the Vice Chairman and a director of the Company. Mr. Mager resigned from those positions effective March 10, 1997. For a description of certain transactions involving Messrs. Gilliland, Hall, Rice and Mager and the Company, see "Certain Transactions."

EXECUTIVE COMPENSATION

        The Summary Compensation Table on the following page sets forth the compensation earned by or paid to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers (the "named executive officers") for the year ended December 31, 1996. Mr. James F. Purser, the Company's Chief Financial Officer, was not employed by the Company until March 1997 and accordingly received no compensation from the Company for 1996. Pursuant to his employment agreement with the Company, Mr. Purser is entitled to receive $235,000 on an annual basis, subject to increase or bonus compensation, at the Company's discretion.

                                    SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION          LONG TERM COMPENSATION(1)
                               --------------------------------    -----------------------------
                                                                               SECURITIES   LONG
                                                                   RESTRICTED  UNDER-       TERM
NAME AND PRINCIPAL                                                  STOCK      LYING       INCENTIVE     ALL OTHER
POSITION                YEAR    SALARY   BONUS(2)      OTHER(3)     AWARDS     OPTIONS     PAYOUTS      COMPENSATION
----------------------  ----   --------  --------      -------     ----------  --------    ---------    ------------
Bill A. Gilliland       1996   $150,000       --           --             --        --           --            --
  Chairman and Chief
  Executive Officer
Robert W. Hall          1996   $120,000       --           --             --        --           --            --
  Senior Vice Chairman
Ezra P. Mager(4)        1996   $200,000       --     $1,099,000(5)        --        --           --            --
  Vice Chairman
Emmett M. Rice, Jr.     1996   $180,000  $600,000(6)       --             --        --           --            --
  Senior Vice
  President and Chief
  Operating Officer
Benjamin J. Quattrone   1996    $66,000   $77,232          --             --        --           --            --
  Vice President-
  Dealer Operations

------------------------------
(1) The Company has no long-term incentive compensation plans other than the Stock Option Plan. A total of 130,086 options were granted under the Stock Option Plan in 1996.

(2) The Company has no formal bonus plan and does not provide for deferred awards. The Company may pay bonuses based on individual and Company performance.

(3) The aggregate amount of Other Annual Compensation for each named executive officer except Mr. Mager did not equal or exceed the lesser of $50,000 or 10% of such individual's base salary and bonus for the year ended December 31, 1996.

(4) Mr. Mager resigned as the Vice Chairman and a director of the Company effective March 10, 1997.

(5) Represents a non-cash expense relating to employee stock compensation that the Company recognized in connection with Mr. Mager's purchase of 303,750 shares of Common Stock from the Company, which represents the difference between the Company's estimate of the fair value of the Common Stock purchased by Mr. Mager and the cash consideration of $250,000 paid by Mr. Mager.

(6) Represents a bonus paid in connection with the Reorganization (as defined in "Certain Transactions").

                     ------------------------------------

STOCK OPTION PLAN

        The Company has no long-term incentive compensation plan other than the Stock Option Plan, which was adopted by the Board of Directors and the Company's stockholders in September 1996 and amended and restated in September and further amended in December 1996 by the Board of Directors.

        The purpose of the Stock Option Plan is to attract and retain employees (including officers), directors and independent consultants of the Company (for purposes of this description of the Stock Option Plan, the "Company" includes subsidiaries and certain affiliates of the Company) and provide such people with additional incentives by increasing their equity ownership in the Company. The Company has reserved an aggregate of 1,380,000 authorized but unissued shares of Common Stock for issuance under the Stock Option Plan. As of December 31, 1996, options to purchase up to 130,086 shares had been granted under the Stock Option Plan, all of which are still outstanding, and 13,669,914 shares of Common Stock remained available for issuance upon the exercise of future option grants under the Stock Option Plan.

        Options granted under the Stock Option Plan are intended to qualify either as incentive stock options under Section 422 of the Code or be nonqualified. The Stock Option Plan is intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The following table sets forth certain information relating to stock option grants to the named executive officers during the year ended December 31, 1996. Unless otherwise indicated, all options were granted under the Stock Option Plan. During the year ended December 31, 1996, no options were exercised by any named executive officer or any other option holder.

                          OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1996

                  Number of                                                   Potential Net Realizable
                  Securities      % of Total                            Value at Assumed Annual Stock Price
                  Underlying       Options                                 Appreciation for Option Term
                   Options       Granted to     Exercise  Expiration    -----------------------------------
    Name           Granted       Employees(1)    Price       Date          0% ($)      5% ($)      10% ($)
    ----           -------       ------------    -----       ----          ------      ------      -------
Ezra P. Mager(2)  130,308(3)        50.0%        $14.00    9/3/06            --      $1,147,000  $2,907,000
                    1,944(4)         0.7         $14.00    9/3/06          $13,000       39,000      78,000
                    7,142            2.7         $14.00    9/3/06            --          63,000     159,000

(1) Includes options to purchase 130,308 shares of Common Stock issued to Mr. Mager outside of the Stock Option Plan. (2) Mr. Mager resigned as the Vice Chairman and a director of the Company effective March 10, 1997.

(3) The options, which were granted in September 1996, are non-qualified and may be exercised in whole or in part at any time after December 23, 1996. None of the shares of Common Stock underlying these options are issuable under the Stock Option Plan.

(4) Represents shares underlying options granted December 23, 1996, which were intended to be included in the September 1996 grant of options to Mr. Mager.

(5) The options, which were granted in September 1996, are eligible to be incentive stock options within the meaning of Section 422 of the Code and may be exercised in whole or in part at any time after December 23, 1996.

                     ------------------------------------

EMPLOYMENT AGREEMENT

        Effective March 8, 1997, the Company entered into an employment agreement with James F. Purser under which Mr. Purser will be employed by the Company until March 8, 2000, subject to early termination by the Company for "cause," as defined in the agreement. Under the employment agreement, Mr. Purser will receive an annual salary of $235,000, subject to upward adjustment, and is entitled to receive bonus compensation and stock option grants as may be determined by the Compensation Committee.

FAMILY RELATIONSHIPS

        Bill A. Gilliland is the Chairman and Chief Executive Officer and a Director of the Company. Robert W. Hall, Senior Vice Chairman and a Director of the Company, is married to Mr. Gilliland's daughter.

CERTAIN TRANSACTIONS

        Prior to June 1996, Mr. Gilliland and his wife, Sandra Gilliland, Mr. Hall and his wife, Robin W. Hall, and Lori D'Atri (collectively, the "GGFP Partners") held a controlling equity interest in Midway Chevrolet, Inc., Plains Chevrolet, Inc., Westgate Chevrolet, Inc., Quality Nissan, Inc. and Working Man's Credit Plan, Inc. The GGFP Partners held their interests in these dealerships through GGFP, of which Mr. Gilliland is the managing general partner. Midway, Plains and Westgate acquired the common stock of Performance Nissan, Inc. and Performance Dodge, Inc. in 1995 at a cost of $1.4 million and $5.9 million, respectively, and Midway, Plains, Westgate and Quality Nissan acquired Allied 2000 Collision Center, Inc. in 1996 at a cost of $26,000. The Company was formed in May 1996 and, in June 1996, acquired all of the common stock of the dealerships owned directly by GGFP in exchange for Common Stock of the Company. The shares of common stock of Performance Nissan, Performance Dodge and Allied 2000 were then distributed to the Company.

        GGFP and other stockholders of Midway, Plains, Westgate, Quality Nissan and Working Man's Credit exchanged their shares of stock in those dealerships for an aggregate of 1,012,500, 6,744,600, 1,240,000, 822,055 and 2,000 shares of
Common Stock, respectively (the "Reorganization"). The exchange ratios of Common Stock for the stock in the dealerships acquired by the Company were established through negotiation among the parties to the Reorganization, and were based largely on the value of the dealerships and the capital contributions by the owners of the dealerships. Although Mr. Gilliland and Mr. Hall took an active role in these negotiations, all of the owners of the dealerships, including Mr. Rice, a Senior Vice President and the Company's Chief Operating Officer and a director of the Company (who beneficially owned shares in Plains Chevrolet, Inc. and Working Man's Credit Plan, Inc. prior to the Reorganization), approved the allocation of shares of Common Stock.

        In connection with its business travel, the Company from time to time uses an airplane that is owned by Plains Air, Inc. Messrs. Gilliland and Hall, the Chairman and Senior Vice Chairman, respectively, of the Company, own Plains Air, Inc. Currently, the Company pays Plains Air, Inc. $13,050 per month plus a fee of approximately $488 per hour for use of the airplane. In 1996, the Company paid an aggregate of $175,000 for the use of the airplane. The Company believes that these fees are no less favorable to the Company than could be obtained in an arm's-length transaction between unrelated parties. The Company anticipates that as it pursues its acquisition strategy, its use of this airplane will increase and its costs associated with the plane will correspondingly increase.

        Until October 1, 1996, the Company received services provided by GGFP which included treasury, risk management, tax compliance, employee benefits administration and other miscellaneous services. The costs associated with these services were allocated to the Company based upon actual costs incurred and such costs were apportioned to the Company on various methods such as volume of sales, number of employees, profit and actual expense or time incurred as it related to the Company's business. During 1996, allocated expenses from GGFP to the Company approximated $1,302,000. These allocations are classified as selling, general and administrative expense in the Company's consolidated statement of operations for 1996.

        In 1994, GGFP loaned $1.05 million to the Company in connection with the relocation of the Company's Quality Nissan dealership. Interest on the loan accrues at 8.0% per annum and is payable monthly. Principal is payable in quarterly installments. During 1995, GGFP advanced funds aggregating $2.6 million to the Company for working capital purposes relating primarily to acquisitions. These advances accrued interest at an annual rate of 8.0%. At December 31, 1996, the aggregate amount outstanding under these arrangements was $218,000.

        As with other franchised dealerships, the Company is entitled to deposit funds in an account with General Motors Acceptance Corporation (the "GMAC Deposit Account") in an amount up to 75% of the amount of inventory financed by GMAC. These funds so deposited earn interest at a rate equal to the rate charged under the GMAC floor plan. Historically, the Company has permitted its employees (including its principal stockholders and named executive officers) to advance funds to the Company for the purpose of investing in the GMAC Deposit Account. The Company has acted only as an intermediary in this process. At December 31, 1996, funds advanced and outstanding from the Company's principal stockholders and named executive officers aggregated $5.3 million.

        GGFP leases the Company its corporate offices for an annual rent of $64,800 under a five-year lease extending through June 2001. GGFP also subleases to the Company the real estate on which the Company's Performance Nissan dealership is located. Annual rent under the sublease is $228,000, which is the same amount payable by GGFP under the principal lease for the property.

        GGFP was the contracting agent for the construction of certain facilities for the Company during 1996. The total cost of the facilities approximated $1,013,300. Such amount included approximately $40,753 as payment to GGFP for architectural and construction management fees.

        In June 1996, the Company issued 303,750 shares of Common Stock to Mr. Mager. Until his resignation on March 10, 1997, Mr. Mager was the Vice Chairman and a director of the Company. The Company recorded a non-cash expense relating to employee stock compensation of approximately $1.1 million in the six months ended June 30, 1996, representing the difference between the Company's estimate of the fair value, as of April 1, 1996, of the 303,750 shares of Common Stock issued to Mr. Mager and the cash consideration paid by him of $250,000. The Company based its estimate on the assumed Initial Public Offering price of the Common Stock less certain discounts to reflect, as of April 1, 1996, the lack of a public market for the Common Stock, the uncertainty regarding the Initial Public Offering and the fact that the acquisition of a large automobile dealership by the Company completed on October 1, 1996 had not been contemplated.

        Mr. Mager received from the Company options to purchase an aggregate of 139,394 shares of Common Stock at $14.00 per share. All of these options are exercisable at any time or from time to time after December 23, 1996 and before September 3, 2006.

        In conjunction with the Reorganization, the Company paid Mr. Rice, the Senior Vice President and Chief Operating Officer and a director of the Company, a bonus of $600,000, which was expensed in the six months ended June 30, 1996.

        Mr. Gilliland has unconditionally guaranteed substantially all, and Mr. Rice has unconditionally guaranteed a portion, of the Company's debt to non-affiliates. The Company is currently seeking the release of Messrs. Gilliland and Rice from these guarantees.

                               PERFORMANCE GRAPH

        Set forth below is a line graph comparing the percentage change in the cumulative return to the stockholders of the Company's Common Stock, based on an investment of $100, with the cumulative return of the Standard and Poor's 500 Composite Stock Index and an industry peer group for the period commencing after the close of the market on September 24, 1996 (the date of the Initial Public Offering) and ending on December 31, 1996. Returns for the indices are weighted based on market capitalization. The industry peer group, selected by the Company in good faith, is comprised of Lithia Motors, Inc. (Class A Common Stock), Rush Enterprises, Inc., Ugly Duckling Corporation and United Auto Group, Inc.


                                    DOLLARS

                             9/24/96           12/31/96
                             -------           --------
Cross-Continent
  Auto Retailers, Inc.       $100.00            $104.38

Peer Group                   $100.00            $121.45

S & P 500                    $100.00            $108.59

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table describes the beneficial ownership of the Common Stock as of March 31, 1997 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors and named executive officers and
(iii) all directors and executive officers as a group.

                                                      NUMBER OF SHARES
                                                        BENEFICIALLY           PERCENT OF
                BENEFICIAL OWNER(1)                       OWNED(2)               TOTAL
                -------------------                       --------               -----
Bill A. Gilliland(3)..............................       6,536,969                 47.4%
Robert W. Hall(4).................................       1,634,355                 11.8
Emmett M. Rice, Jr.(5)............................         955,721                  6.9
Ezra P. Mager(6)(7)...............................         443,144                  3.2
John W. Gaines(8).................................          10,100                  *
Benjamin J. Quattrone.............................             100                  *
Robert F. Green(9)................................         214,455                  1.6
John H. Marmaduke(10).............................          17,100                  *
All executive officers and directors as a group          9,827,044                 70.3
(11 persons) (3)(4)(5)(6)(7)(8)(9)(10)(11)

----------
*  Less than 1%
-------------------

(1) The address for each beneficial owner is in care of the Company, 1201 South Taylor Street, Amarillo, Texas 79101.

(2) Except as indicated in the footnotes to this table, to the knowledge of the Company, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable state law.

(3) Of these shares, 1,634,375 are owned of record by Xaris, Ltd., a Texas limited partnership. Pursuant to the terms of an agreement among Mr. Gilliland, Lori D'Atri (Mr. Gilliland's daughter) and Mr. Hall and his wife, Robin W. Hall, Mr. Gilliland controls Xaris Management Co., the general partner of Xaris, Ltd. Mr. Gilliland disclaims beneficial ownership of these shares.

(4) Mr. and Mrs. Hall hold a controlling interest in the general partner of Twenty-Two Ten, Ltd., a Texas limited partnership, which is the record owner of these shares.

(5) Mr. Rice and his wife, Nancy J. Rice, hold a controlling interest in the general partner of Benji Investments, Ltd., a Texas limited partnership, which is the record owner of these shares.

(6) Mr. Mager resigned as the Vice Chairman and a director of the Company effective March 10, 1997.

(7) Includes 9,086 shares of Common Stock issuable upon the exercise of options granted to Mr. Mager under the Stock Option Plan at an exercise price of $14.00 per share and 130,308 shares issuable upon the exercise of other options granted to Mr. Mager at an exercise price of $14.00 per share. All of these options are currently exercisable.

(8) Includes 10,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Gaines under the Stock Option Plan at an exercise price of $19.25, which options are currently exercisable.

(9) Includes 10,000 shares of Common Stock in the Genevieve Currie Green Revocable Living Trust dated October 15, 1993, of which Mr. Green is the trustee, an aggregate of 3,700 owned of record by Mr. Green as custodian for several of his children under the Uniform Gifts to Minors Act, and 925 shares of Common Stock owned of record by Mr. Green's daughter. Mr. Green disclaims beneficial ownership with respect to these shares of Common Stock. Also includes 10,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Green under the Stock Option Plan at an exercise price of $19.25 per share, which options are currently exercisable.

(10)Includes 10,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Marmaduke under the Stock Option Plan at an exercise price of $19.25 per share, which options are currently exercisable.

(11)Includes 5,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Purser under the Stock Option Plan at an exercise price of $18.00 per share, which options are currently exercisable.

                                  OTHER MATTERS

AUDITORS

        The Board of Directors selected Price Waterhouse LLP to continue as the Company's independent auditors for the fiscal year ending December 31, 1997. The firm of Price Waterhouse LLP has been the independent auditors of the Company since the Company's incorporation in 1996. It is expected that one or more representatives of Price Waterhouse LLP will be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

OTHER BUSINESS

        The Company does not know of any other business that may come before the Annual Meeting. However, if any other matters are properly brought before the meeting by the management or any stockholder, it is the intention of each person named in the accompanying proxy to vote such proxy in accordance with his judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that come before the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORT COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who own more than 10% of the Common Stock to file reports about their beneficial ownership of the Common Stock. Based solely on a review of the forms submitted to the Company, none of the Company's directors, officers or owners of more than 10% of the Common Stock has failed to file any reports as and when required by Section 16(a) of the Exchange Act with respect to the year 1996, except that one transaction was not timely reported by Mr. Gilliland.

ANNUAL REPORT TO STOCKHOLDERS

        The annual report of the Company for the year ended December 31, 1996, including audited financial statements, accompanies this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

        The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which includes audited financial statements, has been filed with the Securities and Exchange Commission. The Company will, upon the request of any stockholder, provide a copy of such Annual Report on Form 10-K to such stockholder, free of charge.

STOCKHOLDER PROPOSALS

        In the event a stockholder intends to present a proposal at the 1998 Annual Meeting of Stockholders, it must be received at the offices of the Company no later than December 11, 1997.

EXPENSE OF SOLICITATION

        The Company expects to solicit proxies primarily by mail, but directors, officers, employees and agents of the Company may also solicit proxies in person or by telephone or other electronic means. The cost of preparing, assembling, and mailing the proxies and accompanying materials for this Annual Meeting, including the cost of reimbursing brokers and nominees for forwarding proxies and proxy statements to their principals, will be paid by the Company. Financial Relations Board will assist the Company in the solicitation of proxies. It is estimated that the Company will pay approximately $5,000 in fees, plus expenses and disbursements, to Financial Relations Board for the Company's proxy solicitation services.

                                            By Order of the Board of Directors


                                            Charles D. Winton
                                            Secretary

Amarillo, Texas
April 11, 1997

                     CROSS-CONTINENT AUTO RETAILERS, INC.

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 1997
                      THIS PROXY IS SOLICITED ON BEHALF OF
            CROSS-CONTINENT AUTO RETAILERS, INC. BOARD OF DIRECTORS

          The undersigned hereby constitutes and appoints John W. Gaines and R. Wayne Moore, and each of them, with full power of substitution, the proxies of the undersigned to vote all shares of common stock, par value $.01 per share, of Cross-Continent Auto Retailers, Inc. (the "Company") that the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of the Company to be held at the Hotel Crescent Court, Gallery Ballroom, 400 Crescent Court, Dallas, Texas 75201, on Tuesday, May 13, 1997 at 3:00 p.m., local time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if they were personally present. The proxy named above is instructed to vote as indicated. WHERE NO DIRECTION IS SHOWN, THE PROXIES WILL VOTE FOR THE ELECTION OF CLASS I DIRECTORS PROPOSAL. IN ADDITION, SUCH PROXY MAY VOTE IN HIS DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be dated and signed on the reverse side.)

                                 CROSS-CONTINENT AUTO RETAILERS,  INC.
                                 P.O. BOX 11313
                                 NEW YORK, NY  10203-0313

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" BOTH NOMINEES IN THE ELECTION OF THE FOLLOWING NOMINEES AS CLASS I DIRECTORS:

Proposal No. 1  ELECTION OF CLASS I DIRECTORS:

                   FOR          WITHHOLD AUTHORITY

Robert W. Hall    [ X ]               [ X ]

                   FOR          WITHHOLD AUTHORITY

John W. Gaines    [ X ]               [ X ]


                    I plan to attend the meeting.  [ X ]

                    Change of Address and/or Comments Mark Here  [ X ]


                    The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

                    Dated:______________________________________________, 1997


                    __________________________________________________________
                             Please print name of Stockholder here.

                    __________________________________________________________
                                       Please sign here.

                    VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.  [ X ]

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)